Exhibit 99.1

Armada Acquisition Corp. III Announces Separate Trading of its Class A Ordinary Shares and

Warrants, Commencing March 27, 2026

Philadelphia, PA, March 16, 2026 /GLOBE NEWSWIRE/ – Armada Acquisition Corp. III (NASDAQ: AACIU) (the “Company”) announced today that, commencing March 27, 2026, holders of the 24,850,000 units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A ordinary shares and warrants included in the units. The Class A ordinary shares and warrants that are separated will trade on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “AACI” and “AACIW”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on Nasdaq under the symbol “AACIU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, acted as lead book-runner, and Northland Capital Markets acted as joint book-runner for the offering. A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 17, 2026.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained by contacting Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com or Northland Securities, Inc., 150 South 5th Street, Suite 3300, Minneapolis, MN 55402.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated date that the Class A ordinary shares and warrants may begin to trade separately and the ability for those units not separated to continue to trade on Nasdaq. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Armada Acquisition Corp. III

The Company is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, the Company intends to focus on a target in the financial services (“FinTech”), Software-as-a-Service (“SaaS”), or generative artificial intelligence (“AI”) industries which the Company believes offer the most promising potential for acquisitions due to their strong growth and strategic alignment with our business goals.

Contacts

Investor Contact:

Mike Bishop

Bishop IR, LLC

mike@bishopir.com